Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harman International Industries, Incorporated:

We consent to the incorporation by reference in the registration statement (No. 333-28793) on Form S-8 of Harman International Industries, Incorporated of our report dated June 22, 2012, with respect to the statements of net assets available for plan benefits of the Harman International Industries, Incorporated Retirement Savings Plan as of December 31, 2011 and 2010, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 2011 and 2010, and the supplemental schedules of Schedule H, Line 4i – schedule of assets (held at end of year) as of December 31, 2011 and Schedule H, Line 4a – schedule of delinquent participant contributions for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Harman International Industries, Incorporated Retirement Savings Plan.

/s/ KPMG LLP

Los Angeles, California

June 22, 2012